EXHIBIT 5


               AMENDED AND RESTATED SERVICEMARK LICENSE AGREEMENT


         THIS AMENDED AND RESTATED SERVICEMARK LICENSE AGREEMENT is made as of this 27th day of July, 1996, by and between Montgomery Ward & Co., Incorporated, an Illinois corporation ("MW"), and ValueVision International, Inc., a Minnesota corporation ("VVI").

                                 R E C I T A L S

         A. MW and VVI are parties to a Servicemark License Agreement, dated as of March 13, 1995 (the "Original Servicemark Agreement"). The Original Agreement was entered into in connection with an Operating Agreement of even date herewith (the "Original Operating Agreement"). The Original Servicemark Agreement granted to VVI a license to use the "Marks" (as defined in the Original Servicemark Agreement) in connection with VVI's television home shopping business.

         B. Pursuant to a Restructuring Agreement of even date herewith (the "Restructuring Agreement"), a wholly owned subsidiary of VVI will purchase substantially all of the assets of Montgomery Ward Direct, L.P., a Delaware limited partnership which is a wholly owned subsidiary of MW ("MWD"). MWD has been engaged in the direct-mail business.

         C. Pursuant to the Restructuring Agreement, the Original Operating Agreement is being amended and restated, effective as of the date hereof, to take into account the acquisition of the assets of MWD and its entry into the direct-mail business (the "Amended and Restated Operating Agreement").

         D. As contemplated by the Restructuring Agreement, the parties desire to amend and restate the Original Servicemark Agreement to reflect the acquisition of the assets of MWD and the effects of the amendment and restatement of the Original Operating Agreement. Capitalized terms which are not otherwise defined herein shall have the meanings ascribed to them in the Amended and Restated Operating Agreement.


                               A G R E E M E N T S

         NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the parties, the Original Servicemark Agreement is hereby amended and restated to read as follows:

                                I. LICENSE GRANT

         Section 1.1 The License. During the term of this Servicemark License Agreement, and subject to the terms and conditions hereof, MW hereby grants to VVI the non-exclusive (except to the extent set forth in the Amended and Restated Operating Agreement), nontransferable, nonassignable and royalty-free right and license, without the right to grant sublicenses to any party, to use the "Marks", as hereinafter defined, solely in the conduct of the "Permitted Business", as herein defined, throughout the "Territory", as hereinafter defined. For the purposes hereof, the term "Marks" shall include any future stylized versions of any of the Marks which MW (or, in the case of the "Lechmere" Mark, Lechmere, Inc.) may hereafter adopt. In connection with VVI's television home shopping business, MW authorizes any cable system, television station, or other cable or broadcast television outlet to which VVI provides programming in accordance with this Servicemark License Agreement to transmit such programming to its subscribers or viewers. For purposes of this Servicemark License Agreement:

                  (a) the capitalized term "Marks" shall mean, collectively and individually as the context may require, the MW Mark, as herein defined, and the "Auxiliary Marks", as herein defined;

                  (b) the capitalized term "MW Mark" shall mean the servicemark "Montgomery Ward", which is registered with the United States Patent Office as No. 1,170,705;

                  (c) the capitalized term "Auxiliary Marks" shall mean the servicemarks set forth on Exhibit A hereof, which may be amended from time to time upon mutual agreement of the parties;

                  (d) the capitalized term "Permitted Business" shall mean "Television Home Shopping" and "Catalog Activities", as such terms are defined in the Amended and Restated Operating Agreement; and

                  (e) the capitalized term "Territory" shall mean (x), with respect to Television Home Shopping, the United States of America, its territories and possessions, and (y) with respect to Catalog Activities, the world.

Notwithstanding anything to the contrary contained herein or in the Amended and Restated Operating Agreement, MW acknowledges that because of the satellite footprint, VVI's Television Home Shopping programming may be received outside of the Territory in portions of Canada and Mexico, and MW further acknowledges and agrees that VVI shall not be in violation hereof simply by virtue of the reception of VVI's programming in such locations outside of the Territory.

         Section 1.2 Use of the MW Mark. The MW Mark shall be used in any case in which VVI promotes to its viewers or customers the use of the Card for the making of purchases. As agreed between MW and VVI, VVI shall display the Marks in connection with Television Home Shopping for other purposes as well, such as an acknowledgment that a programming segment has been produced "in cooperation with" MW or as the name of a programming segment, such as a program entitled "Electric Ave. & More".

                                  II. OWNERSHIP

         Section 2.1 VVI Acknowledgment. VVI acknowledges (i) that MW is the owner of the entire right, title and interest to and in the Marks, including any inurements thereto, subject to any licenses that MW has previously granted; and
(ii) the validity of MW's title to the Marks. VVI agrees not to challenge or cooperate in challenging MW's rights in the Marks, and, in connection therewith, VVI further covenants and agrees that it shall not do any of the following:

                  (a) use the Marks or marks confusingly similar thereto, in connection with the packaging, use, advertising, sale or distribution of any merchandise or services other than as permitted by this Agreement in connection with the conduct of the Permitted Business;

                  (b) apply for or seek registration anywhere at any time of the Marks or marks confusingly similar thereto or assist any third party in doing so (it being agreed that, when called upon in writing by MW within a reasonable time after MW first learns of the registration or use by VVI of words or marks that are confusingly similar to the Marks, VVI shall, at the election and expense of MW, either assign to MW in writing any rights which it might have therein or release and cancel any rights of record which it might have therein); or

                  (c) use the Marks or any components or any words or marks confusingly similar thereto, in any corporate, partnership or trade name.

Nothing in this Section 2.1 is intended to give MW greater rights to the Marks than are otherwise available to it under the Lanham Act, or any other statutory or common law relating to marks or tradenames.

         Section 2.2 MW Acknowledgment. MW shall not use or claim any rights in any mark used by VVI in connection with the Permitted Business, other than the Marks, other marks to which MW has rights, and marks that are confusingly similar to the foregoing.

                                  III. LABELING

         Section 3.1 Legends. VVI shall, to the extent reasonably specified by MW, accompany the use of the Marks with such legends as may be reasonably required or desired for protecting the Marks or other purposes relating to this Amended and Restated Servicemark License Agreement.

         Section 3.2 Specifications. VVI shall comply with MW's reasonable written specifications as to VVI's affixation, colors, and means of displaying the Marks. MW shall contemporaneously herewith provide VVI with MW's written specifications as to VVI's affixation, colors and means of displaying the Marks. MW shall provide VVI with not less than forty-five (45) days advance written notice of any changes to said specifications. VVI may continue to follow prior specifications during said forty-five (45) days or until VVI has consumed all materials prepared in accordance with said prior specifications, whichever first occurs; provided, however, that MW may purchase said materials from VVI at VVI's cost for said materials. The cost of preparation of any items required to comply with revised MW specifications which are not consumable shall be borne as agreed by the parties.

                        IV. QUALITY CONTROL AND COVENANTS
                                     OF VVI

         Section 4.1 Standards. In connection with the use by VVI of the Marks in the Permitted Business, VVI expressly recognizes the importance to MW of MW's reputation and goodwill and of maintaining high, uniformly applied standards of quality in the selection, provision, advertising, marketing and distribution of merchandise. Accordingly, VVI agrees that it shall:

                  (a) offer customer service (via a toll-free telephone number for Television Home Shopping) for use by customers during VVI's normal business hours, which currently are 8:30 a.m. to 5:00 p.m. Minneapolis, Minnesota time, Monday through Friday;

                  (b) on average, fulfill customer orders (other than so called "reservation orders" where the delay in shipping is disclosed to the customer as part of the programming) within ten (10) days of receipt, except for merchandise that is drop-shipped or that is subject to back order or other delay on an exception basis, or for which shipment will be delayed due to a force majeure condition (as defined in the Amended and Restated Operating Agreement) it being expressly understood and agreed that for purposes of this Agreement, orders shall be deemed fulfilled when they leave the warehouse/fulfillment facility and are loaded onto trucks for delivery to customers;

                  (c) offer merchandise of a quality that is substantially similar to that offered in the television home shopping industry and the direct-mail marketing industry in general;

                  (d) provide customers the right to return merchandise purchased from VVI for a refund, on terms generally consistent with the return policies of VVI, as provided in the Amended and Restated Operating Agreement;

                  (e) provide order placement and order tracing services on a timely basis, consistent with industry practices in the television home shopping industry and the direct-mail industry;

                  (f) provide courteous customer service with respect to customer inquiries on a timely basis, consistent with industry practices in the television home shopping industry and the direct-mail industry;

                  (g) comply in all material respects with all applicable laws and regulations which specifically relate to consumer rights or the performance in any material respect of VVI's obligations under this Amended and Restated Servicemark License Agreement, the Operating Agreement, or the Receivables Sale and Purchase Agreement, as amended; and

                  (h) not offer to take or accept orders for merchandise in quantities that materially exceed the quantities that VVI can arrange to promptly ship within a reasonable time after the order is taken consistent with practices in the television home shopping industry and the direct-mail industry unless the delay in shipping is disclosed to the customer as part of the VVI programming, including without limitation so called "reservation orders", or unless the delay in shipping is caused by MW.

         Section 4.2 Provision of Materials for Inspection. Upon written request of MW, VVI will provide copies or samples of the following materials (the "Materials") to MW for its prior review and approval, which approval shall not be unreasonably withheld or delayed:

                  (a) proposed written materials for use in connection with merchandise or services offered in programming, catalogs or other materials that utilize any of the Marks; and

                  (b) all advertising and promotional material and scripts of any kind intended for use in connection with programming or direct-mail marketing that utilizes any of the Marks.

All Materials shall be deemed to be confidential information of VVI that is subject to Section 16 of the Amended and Restated Operating Agreement, including, without limitation, the provisos of Section 16(b)(i), (ii) and (iii).

         Section 4.3 MW Objections to the Use of the Marks. In the event that MW reasonably objects to any of the Materials, or the merchandise or services offered on programming or through direct- mail that utilizes the Marks ("Objectionable Products"), MW will notify VVI in writing of the specific objectionable portions of the documents or scripts or Objectionable Products, and VVI agrees not to (i) use the objectionable portions of the documents or scripts to market or offer for sale merchandise or services, or (ii) offer the Objectionable Products, in programming or through sale by direct-mail that in any way utilizes the Marks. MW agrees that its objections will not be arbitrary or capricious, but will be based on MW's good faith belief that the Materials or Objectionable Products could reasonably be believed to be detrimental to MW, its reputation, image or goodwill.

         Section 4.4 Right to Inspect. VVI hereby agrees, upon reasonable request, to permit MW, at all reasonable times, to inspect (i) the merchandise to be marketed or sold by VVI in connection with the Marks and (ii) the methods of VVI relating to the standards described in Section 4.1 (the "Section 4.1 Standards"), and VVI also agrees that any such inspection may occur on the premises of VVI. Any information obtained by MW as a result of such inspection shall be deemed to be confidential information of VVI that is subject to Section 16 of the Operating Agreement, including, without limitation, the provisos of
Section 16(b)(i), (ii) and (iii).

         Section 4.5 Certain Assurances. During the term of this Servicemark License Agreement, VVI covenants and agrees to provide MW, upon MW's reasonable request, reasonable assurances of its material compliance with the Section 4.1 Standards. During the term of this Agreement VVI will not use or promote the use of any credit cards or facilities other than the Card and other facilities widely accepted by retailers generally in the market in question (including, but not limited to, American Express, MasterCard, VISA, and Discover, but excluding any such card or facility that uses the ValueVision trade name or servicemark, or any other trade name or servicemark registered or controlled by VVI or its affiliates, except as may be permitted by the Receivables Sale and Purchase Agreement), provided that a Permitted ValueVision Card Use will be permitted (i) during the term of the Receivables Sale and Purchase Agreement to the extent permitted by the Receivables Sale and Purchase Agreement, and (ii) at any time after the termination of the Receivables Sale and Purchase Agreement.

         Section 4.6 Governmental Actions. During the term of this Agreement, VVI hereby agrees that it will promptly provide MW copies of all complaints or inquiries received by VVI from any governmental agency relating to or in connection with the merchandise or services offered and sold in programming or through direct-mail that in any way utilizes the Marks, including those relating to any and all advertising or the terms and conditions with respect to the sale of such merchandise or services to the public, provided that copies of such complaints that are received from a governmental agency in response to isolated customer complaints need only be so provided if they are material. VVI agrees that, except to the extent a response is required by a governmental agency or by applicable law, regulation or policy before it is reasonably possible to obtain MW's comments or approval, it will not respond to any such complaint or inquiry without submitting such response to MW for (i) MW's comments, not to be unreasonably delayed, on the form and substance of VVI's response, and (ii) MW's approval, not to be unreasonably withheld or delayed, of any response that specifically relates to MW's Products, MW's Services, the Card or the Marks. In no event shall VVI enter into any settlement agreement, consent decree, or other arrangement with any governmental agency specifically relating to MW's merchandise, services, credit card or Marks without the express written consent of MW, which shall not be unreasonably withheld.

              V. REGISTRATION, MAINTENANCE, POLICING AND PROTECTION

         Section 5.1 Infringements or Challenges to the Marks. VVI shall promptly advise MW of any infringements or challenges to its use of the Marks or package simulations that shall come to VVI's attention. MW agrees to prosecute any infringer of the MW Mark, or any infringer of any of the Auxiliary Marks if such infringement of an Auxiliary Mark is reasonably likely to adversely affect the Permitted Business. VVI will not sue any such infringer either in its own or in the name of MW. Any recovery from a proceeding attributable to infringement by a third party using a mark confusingly similar to any of the Marks, whether by judgment or settlement, shall be paid to MW, except to the extent that such damages specifically arise from the lost profits or similar damages to the Permitted Business and the judgment entered specifically allocates a portion of the judgment, after recovery of all of MW's costs and expenses, to VVI's lost profits or damages to the Permitted Business. VVI shall not enter into a settlement regarding an infringement involving the use of the Marks without the prior written approval of MW. MW will obtain VVI's consent, not to be unreasonably withheld or delayed, to any such settlement if it permits a continuing use by the alleged infringer of the Marks that could reasonably have an adverse impact on VVI's rights under this Amended and Restated Servicemark License Agreement.

         Section 5.2 Control of Litigation. To the extent that MW initiates any lawsuit to abate such infringement, as described in Section 5.1, MW shall control such litigation, and MW shall pay all of the costs and expenses of said lawsuit, and shall have the right to select counsel with respect thereto. VVI agrees to cooperate in any such litigation, at MW's expense, to the extent reasonably required by MW.

                            VI. TERM AND TERMINATION

         Section 6.1 Term. The Servicemark License Agreement shall take effect upon the date first written above, and shall remain in effect until the date of termination of the Amended and Restated Operating Agreement.

         Section 6.2 Termination of Use of the Marks. In the event of the termination of this Amended and Restated Servicemark License Agreement, VVI shall forthwith cease to use, and not thereafter resume the use, of the Marks or any confusingly similar marks, alone or in combination with any letters, other words, or designs, in any manner.

         IN WITNESS WHEREOF, the parties hereto have executed this Amended and Restated Servicemark License Agreement effective as of the date first set forth above.


                                 VALUEVISION INTERNATIONAL, INC.,
                                 a Minnesota corporation


                                 By  /s/ Robert L. Johander
                                     --------------------------------------

                                 Its Chairman and Chief Executive Officer
                                     --------------------------------------


                                 MONTGOMERY WARD & CO., INCORPORATED,
                                 an Illinois corporation


                                 By  /s/ Spencer H. Heine
                                     --------------------------------------

                                 Its Executive Vice President
                                     --------------------------------------


Lechmere, Inc., a wholly owned subsidiary of MW, joins in the foregoing agreement for the purposes of granting a license to the Mark "Lechmere", and any stylized versions hereof which are hereafter adopted by Lechmere, Inc., subject to all of the terms and conditions of this Agreement.


                                  LECHMERE, INC.


                                  By:  /s/ Spencer H. Heine
                                       ------------------------------------

                                  Its: Secretary
                                       ------------------------------------



                                    EXHIBIT A

                                 AUXILIARY MARKS


Auto Express
Electric Ave.
Electric Ave. & More
Gold N' Gems
Home Ideas
Kids Store
Lechmere
Montgomery Ward Direct
Romantic Moods
Rooms & More